Exhibit 99.1

          Rogers Corporation Reports Fourth Quarter and Yearly Results;
               ''All-time record year in both sales and income''

    ROGERS, Conn.--(BUSINESS WIRE)--March 3, 2005--Rogers Corporation (NYSE:ROG) announced today that diluted earnings per share for the fourth quarter of 2004 were $0.56, compared to the $0.54 earned in the fourth quarter of 2003. For the year, net income increased 53% to a record $40.1 million, with earnings per diluted share of $2.34 in 2004 compared to $1.61 in 2003. Both the fourth quarter and year-end net income results include a one-time increase to earnings of $5.0 million related to adjustments required to properly state certain deferred tax accounts as of January 2, 2005. This adjustment caused an increase in earnings per diluted share of $0.29 for the fourth quarter and full year 2004.
    Net sales in the fourth quarter were $87.3 million, compared to the $85.8 million sold in the fourth quarter of 2003. As a result of increases in each of Rogers' business segments, for the full year 2004, net sales increased by 50% for a record $365 million. Net sales in 2003 were $243.3 million.
    In connection with the Company's year-end financial statement closing process and the audit of the consolidated financial statements by the Company's independent public accountant, it was determined that the method of accounting for deferred income taxes was not consistent with the application of the provisions of FAS 109. The one-time, non-cash increase to earnings reflects the adjustment required to properly state certain deferred income tax accounts for temporary tax differences that may have accumulated over many years. Management believes that any temporary differences not properly accounted for would not have materially affected the Company's reported results in any one year nor was the cumulative amount material in relation to the Company's financial position. As such, with the concurrence of the Company's independent auditors, the adjustment for these items was recorded in the fourth quarter 2004 results.
    Printed Circuit Materials segment sales totaled $43.4 million, up 14% from the fourth quarter of 2003. For the full year 2004, this business segment experienced tremendous growth with revenues up 59% to $181.2 million. However, this year was also marked by increasing volatility in some of our key market segments such as cellular handsets. Robert D. Wachob, President and CEO, commented, "Since consumer preferences, product features, and styles drive purchase decisions, this can result in very steep production ramp requirements, and in some cases, abrupt and unexpected program terminations. Also as noted previously, high frequency material sales have been difficult to predict as the Company's infrastructure customers try to anticipate their own customers' demands. Rogers ended the year with significant unused capacity in Printed Circuit Materials. However, high frequency material orders from our customers, serving the cellular communications infrastructure and satellite television markets picked up late in the fourth quarter helped us to reduce some of our finished goods inventory."
    Fourth quarter sales of High Performance Foams were at a record $23.7 million, up over 33% from the fourth quarter of last year. This quarter also marked an all-time record for sales of PORON(R) urethane foams, with a significant contribution from Rogers' high level of penetration into the global cell phone market. For the year, High Performance Foams also reached an all-time record of $88.4 million in sales, up 27% from the $69.5 million sold in 2003. This growth was driven by strength across all markets and was positively impacted by PORON urethane foam sales to Rogers joint venture in Japan. Although negatively affected by the costs associated with the startup of new polyolefin operations in Carol Stream, IL, this business segment achieved the second highest operating profit levels in its history for both the fourth quarter and the full year. However, the polyolefin foam facility is making great strides towards process improvement and is now transitioning many of its technical resources back to R&D to develop the new products that will fuel future growth.
    Sales of Polymer Materials and Components totaled $20.1 million for the quarter, compared to last year's fourth quarter sales of $29.9 million. For the full year, Polymer Materials and Components had revenues of $95.4 million, compared to 2003 sales of $59.6 million. Durel, acquired in late 2003, had sales of $51.1 million in 2004, compared to $72.0 million in 2003, of which $20.7 million were achieved after the Company's acquisition and accordingly included in Rogers' 2003 consolidated results. The fourth quarter saw the end of the transition expenses associated with moving the Company's elastomer components operation to China, and Durel's sales began to recover from their third quarter low.
    Rogers' 50% owned joint ventures had record sales for both the quarter and the full year. Fourth quarter sales were $24.9 million and for all of 2004 revenues increased 52% to $85.2 million. In total, the Company's joint ventures contributed profits of $1.1 million and $8.2 million to Rogers for the fourth quarter and full year, respectively.
    Fourth quarter gross margin was 27.4%, and 31.0% for the year. Gross margin in the quarter was affected by a combination of things. While sales in flexible laminates grew, almost all of the increase was manufactured by our joint venture Rogers Chang Chun Technologies, as Rogers was at capacity until the end of the quarter. Also as previously announced, the Company's high frequency products saw a significant sales decline requiring a reduction in operations in its Belgium factory to about 50% of the third quarter's production rate for most of the fourth quarter resulting in a dramatic drop in operating leverage. Mr. Wachob, commented, "With our Asian sales continuing to increase and having a lack of critical production capacity in that region, we have had to serve our customers from local inventories. This, coupled with increasing market volatility, has caused our production levels to fluctuate dramatically as the time from order to delivery to Asia is often six to seven weeks long whereas customer expectations are often three to four days delivery from time of order. These factors have had a negative impact on our recent operating margins. However, we expect to continue making steady operating gains during 2005 through yield, efficiency, and forecasting improvements."
    Rogers' cash and short-term investments balance increased to $40 million versus $34.5 million at the end of 2003. Capital expenditures were approximately $8 million for the fourth quarter, and approximately $28 million for the year. The Company continues to be debt free, thus capital expenditures continue to be funded from operations. In October of 2004, the Board of Directors authorized the repurchase of up to $25 million of Rogers' stock. Through March 3rd, the Company repurchased 155,200 shares at a total cost of approximately $6.7 million.
    In connection with asbestos related claims, in the fourth quarter of 2004, the Company recorded a projected liability of $36.2 million and recorded $36.0 million as a receivable for the related projected insurance recovery, resulting in $200,000 of net expense.
    As previously disclosed, Rogers is one of many companies named as a defendant in a number of asbestos related claims. The claims relating to Rogers are associated with products that were discontinued many years ago. To date, the Company has been successful in obtaining dismissals for many of the claims and has settled only a limited number. The majority of settled claims were settled for immaterial amounts, and such costs have been paid by the Company's insurance carriers.
    Until recently, the Company has had limited data to evaluate its potential asbestos exposure. However, given continuing claims activity, the Company recently completed an evaluation, with the assistance of industry recognized consultants, to project potential liabilities and insurance coverage. Because the ultimate outcome and any associated costs cannot be estimated with certainty, in accordance with generally accepted accounting principles, the Company recorded the minimum projected liability. It is anticipated that the Company's insurance carriers will be paying those liabilities reflected on the balance sheet. The Company will continue to vigorously defend itself and believes it has substantial unutilized insurance coverage to mitigate future costs related to this matter.
    Mr. Wachob commented, "Over the last four quarters, we completed many initiatives and projects that will allow us to better serve our global customers on a truly local level. However, the sizeable growth in our Asian sales, shrinking lead-times, and less visibility in our end markets have forced us to re-examine how we do business and best serve our customers. Whereas 2004 was a year of transition, 2005 will be a year of steady operational improvement throughout all of our new and relocated facilities. In our Polymer Materials and Components segment, we expect significant improvement in 2005 with much of our restructuring complete. Durel will continue to make progress with flexible keypad lamps and other applications, the elastomer components production transfer to China is complete, and we expect a smooth ramp up for the new bus bar operation recently installed in China. We are also very positive about the outlook for our joint ventures in 2005. Based on these and other factors for the first quarter of 2005, we expect net sales to be in the range of $85 to $89 million, and profits between $0.28 to $0.32 per diluted share. While the first quarter is projected to be a slower start than we would like, overall we expect that 2005 will be another strong year for Rogers in both sales and profits."

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Hong Kong, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2003 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    Additional Information and March 4th Conference Call

    For more information, please contact the Company directly, visit Rogers website on the Internet, or send a message by email.

    Website Address: http://www.rogerscorporation.com

    Financial News Contact: James M. Rutledge, Vice President Finance and Chief Financial Officer, Phone: 860-774-9605, FAX: 860-779-4714

    Editorial Contact: Edward J. Joyce, Manager of Investor and Public Relations, Phone: 860-779-5705, FAX: 860-779-5509, email:
edward.joyce@rogerscorporation.com

    A conference call to discuss fourth quarter and full year results will be held on Friday, March 4th at 9:00AM (Eastern Time).

    The Rogers participants in the conference call will be:

    Robert D. Wachob, President and CEO
    James M. Rutledge, Vice President Finance and CFO
    Robert M. Soffer, Vice President and Secretary
    Paul B. Middleton, Corporate Controller

    A Q&A session will immediately follow management's comments.

    To participate in the conference call, please call: 1-800-574-8929 toll-free in the United States and 1-706-634-1907 internationally. There is no passcode for the live teleconference. For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM, Friday March 11th. The pass code for the audio replay is 4452930.
    The call will also be webcast live in a listen only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.


Consolidated Statements of Income(a)

                                Quarters Ended         Years Ended
(IN THOUSANDS, EXCEPT PER       Jan 2,   Dec 28,     Jan 2,   Dec 28,
 SHARE AMOUNTS)                 2005       2003      2005       2003
---------------------------- ---------- --------- ---------- ---------
Net Sales                      $87,269   $85,795   $365,002  $243,329
Costs and Expenses:
 Cost of Sales                  63,439    57,175    251,811   164,789
 Selling and Administrative     16,066    14,219     58,410    43,304

 Research and Development        5,511     4,533     20,490    13,665
                             ---------- --------- ---------- ---------
Total Costs and Expenses
 (Including Depreciation and
 Amortization of: 2004 -
 $18,068; 2003 - $11,488)(b)    85,016    75,927    330,711   221,758
                             ---------- --------- ---------- ---------
Operating Income                 2,253     9,868     34,291    21,571
 Other Income less Other
  Charges                        3,740     1,985     12,228    13,143
 Interest Income/ (Expense),
  Net                              129       141        260       320
                             ---------- --------- ---------- ---------
Income Before Income Taxes       6,122    11,994     46,779    35,034
 Income Tax (Benefit)
  Expense                       (3,483)    2,999      6,681     8,759
                             ---------- --------- ---------- ---------
Net Income                      $9,605    $8,995    $40,098   $26,275
                             ---------- --------- ---------- ---------
Net Income Per Share:
 Basic                           $0.58     $0.56      $2.45     $1.67
                             ---------- --------- ---------- ---------
 Diluted                         $0.56     $0.54      $2.34     $1.61
                             ---------- --------- ---------- ---------
Shares Used in Computing:
 Basic                          16,497    15,964     16,381    15,775
                             ---------- --------- ---------- ---------
 Diluted                        17,054    16,627     17,104    16,319
                             ---------- --------- ---------- ---------

Note - 2005 amounts reflect a $5.0 million tax benefit taken in the fourth quarter of 2004 as a result of a one-time, non-cash adjustment to the Company's deferred tax accounts.


Consolidated Balance Sheets(a)

(IN THOUSANDS)                                     Jan 2,    Dec 28,
                                                   2005        2003
----------------------------------------------- ----------- ----------
Assets
 Current Assets:
   Cash and Cash Equivalents                       $37,967    $31,476
   Short -term Investments                           2,000      3,005
   Accounts Receivable, Net                         57,264     52,981
   Accounts Receivable - Joint Ventures              5,176      3,178
   Note Receivable, Current                          2,100      2,100
   Inventories                                      49,051     27,501
   Other Current Assets                              8,068      6,856
                                                ----------- ----------
     Total Current Assets                          161,626    127,097
                                                ----------- ----------
 Notes Receivable, Long Term                         4,200      7,800
 Property, Plant and Equipment, Net                140,384    131,157
 Investment in Unconsolidated Joint Ventures        18,671     10,741
 Pension Asset                                       5,831      6,886
 Goodwill and Other Intangible Assets, Net          29,072     25,121
 Other Assets                                       41,257      5,638
                                                ----------- ----------
     Total Assets                                 $401,041   $314,440
                                                ----------- ----------
Liabilities and Shareholders' Equity
 Current Liabilities:
   Accounts Payable                                $21,117    $20,442
   Accrued Employee Benefits and Compensation       18,427     13,359
   Other Current Liabilities                        11,492     16,222
                                                ----------- ----------
     Total Current Liabilities                      51,036     50,023
                                                ----------- ----------
 Noncurrent Deferred Income Taxes                    9,154     14,058
 Noncurrent Pension Liability                       14,757     14,909
 Noncurrent Retiree Health Care and Life
  Insurance Benefits                                 6,483      6,198
 Other Long-Term Liabilities                        38,244      2,383
 Shareholders' Equity                              281,367    226,869
                                                ----------- ----------
     Total Liabilities and Shareholders' Equity   $401,041   $314,440
                                                ----------- ----------

(a) Statements are subject to year-end audit.
(b) For the twelve month periods.




    CONTACT: Rogers Corporation
             Financial News Contact:
             James M. Rutledge, 860-774-9605
             or
             Editorial Contact:
             Edward J. Joyce, 860-779-5705
             edward.joyce@rogerscorporation.com